First Internet Bancorp Appoints Two Directors

Fishers, Indiana, December 14, 2021 – First Internet Bancorp (the “Company”) (Nasdaq: INBK) has announced the appointment of Justin P. Christian and Ann Colussi Dee to its Board of Directors.

Mr. Christian is the Co-Founder, President and CEO of BCforward, a global IT consulting and workforce fulfillment firm providing services and resourcing for leading businesses as well as government organizations. Currently the sole shareholder, he has led the organization from start-up to $600MM in projected revenues for FY2021. The firm currently has nearly 5,800 employees. Before starting BCforward in 1998, he worked in the life-sciences industry with Eli Lilly & Company. Mr. Christian graduated from DePauw University with a Bachelor of Arts in Computer Science. Mr. Christian has been recognized for his leadership with the 2020 EY Entrepreneur of the Year US National Award and the 2021 TechPoint Trailblazer award. Mr. Christian was inducted into the Central Indiana Business Hall of Fame in 2017. Mr. Christian has served on the boards of the Indianapolis Children’s Museum, Goodwill of Central Indiana, the Indiana Gaming Commission, and the Indianapolis Bond Bank. He also is a past chairman of the Indianapolis 500 Festival Board of Directors. Mr. Christian currently serves on the boards of the Lumina Foundation, Central Indiana Corporate Partnership, Park Tudor School and AAA Hoosier Motor Club.

Ms. Dee has been with Duke Realty, a publicly-traded company, for 26 years and in that time has taken a leadership role in many transactions, including billion-dollar industrial, office and healthcare portfolio dispositions. She currently serves Duke Realty as its Executive Vice President, General Counsel and Corporate Secretary, overseeing legal affairs and participating on its executive committee. Previously, Ms. Dee worked in the real estate departments of major law firms in Columbus, Ohio and Indianapolis, Indiana. She received her bachelor degree from Hanover College, a master’s degree from Ball State University and her Juris Doctorate cum laude from Indiana University. Ms. Dee was named a Women of Influence in 2016 by the Indianapolis Business Journal. Ms. Dee currently serves on the board of The Center for the Performing Arts and has served on the boards of the Indiana Repertory Theatre and the Indianapolis Chamber Orchestra.

“Innovative thinking has always been a foundational principle that informs our approach to redefining banking,” First Internet Bancorp Chairman, CEO and founder David Becker noted. “Justin and Ann will provide new perspectives and a breadth of experience to our board. We welcome them and look forward to their contributions.”

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $4.3 billion as of September 30, 2021. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, SBA financing, residential mortgage loans, consumer loans, and specialty finance services nationally as well as commercial real estate loans, construction loans, commercial and industrial loans, and treasury management services on a regional basis. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at

www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Director of Corporate Administration	President and Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com